Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE August 9, 2016

Michael Franson Rejoins Northwest Pipe Company’s Board of Directors

VANCOUVER, WA – 08/9/16 – Northwest Pipe Company (Nasdaq: NWPX) today announced that Michael Franson has been elected to Northwest Pipe Company’s Board of Directors and was appointed as its independent Lead Director.

Mr. Franson previously served on the Board from 2001 until 2005 and again from 2007 until 2014. In July of 2016, Mr. Franson retired from KPMG Corporate Finance LLC (“KPMG”) as Managing Director and Global Head of Technology M&A. From 2005 to 2014, Mr. Franson was a co-founder of St. Charles Capital LLC (“St. Charles”), a leading boutique investment banking firm focused on middle-market M&A advisory services. Mr. Franson served as the President of St. Charles until it was acquired by KPMG in 2014. Prior to St. Charles from 2000 to 2005, Mr. Franson was a Managing Director at KeyBanc Capital Markets.

“In addition to his extensive knowledge of the Company, Mike brings expertise to the Board in investment banking, including substantial experience in merger and acquisition transactions and a wide variety of capital raising and financing transactions,” said Rich Roman, Chairman of the Board. “I am very pleased he has rejoined our Board.

About Northwest Pipe Company
Northwest Pipe Company is the largest manufacturer of engineered steel pipe water systems in North America. The Company’s Water Transmission manufacturing facilities are strategically positioned to meet North America's growing needs for water and wastewater infrastructure. The Company serves a wide range of markets and their solution-based products are a good fit for applications including: water transmission, plant piping, tunnels, and river crossings. The Company is headquartered in Vancouver, Washington and has manufacturing facilities across the United States and one manufacturing facility in Mexico.

For more information, visit www.nwpipe.com.

Contact:
Robin Gantt

Chief Financial Officer
(360) 397-6250

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